UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2019 (July 30, 2019)

Orchid Island Capital, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-35236	27-3269228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3305 Flamingo Drive, Vero Beach, Florida 32963

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (772) 231-1400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol:	Name of each exchange on which registered:
Common Stock, par value $0.01 per share	ORC	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.                Entry into a Material Definitive Agreement

On July 30, 2019, Orchid Island Capital, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein (the “Underwriters”), relating to the offer and sale of 7,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at a price to the public of $6.55 per share. The Underwriters have agreed to purchase the shares of Common Stock from the Company pursuant to the Underwriting Agreement at $6.3535 per share. In addition, the Company granted the Underwriters a 30-day over-allotment option to purchase up to 1,050,000 shares of Common Stock on the same terms and conditions. Subject to customary closing conditions, the closing of the offering of 7,000,000 shares of Common Stock is expected to occur on August 2, 2019. The Company estimates that the net proceeds to the Company will be approximately $44.3 million after deduction of underwriting discounts and commissions and other estimated offering expenses payable by us.

The Company expects to use the net proceeds of the offering to invest in a targeted mix of Agency RMBS and for general corporate purposes. We then expect to borrow against the Agency RMBS that we purchase with the net proceeds of this offering through repurchase agreements and use the proceeds of the borrowings to acquire additional Agency RMBS.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company.  The Company also agreed to indemnify the Underwriters against certain specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make in respect of these liabilities. In the ordinary course of business, certain of the Underwriters or their affiliates have engaged, and all may in the future engage, in various financing, commercial banking and investment banking services with, and provide financial advisory services to, the Company and its affiliates for which they have and may receive customary fees and expenses.

The shares of Common Stock were issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-217558), which was declared effective by the Securities and Exchange Commission on May 9, 2017.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference.  The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement. In connection with the filing of the Underwriting Agreement, the Company is filing as Exhibit 5.1 hereto an opinion of its Maryland counsel, Venable LLP, with respect to the legality of the shares.

Item 9.01.                Financial Statements and Exhibits

(d)         Exhibits

Exhibit No.	Description
1.1

Underwriting Agreement, dated as of July 30, 2019, by and among the Company, Bimini Advisors, LLC and Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named therein

5.1	Opinion of Venable LLP, dated August 1, 2019, with respect to the legality of the shares

23.1	Consent of Venable LLP (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2019

ORCHID ISLAND CAPITAL, INC.

	By:	/s/ Robert E. Cauley
	Name:	Robert E. Cauley
	Title:	Chairman and Chief Executive Officer